March 12, 2010

Dear Shareholders:

On March 9, 2010, the Board of Directors of Farmers National Banc Corp. approved a quarterly cash dividend of $0.03 per share payable on March 31, 2010 to shareholders of record March 19, 2010. We believe it is important to share with you the business decisions that the Board of Directors used in determining the amount of this quarter’s cash dividend.

As the local, regional and national financial institutions struggle to return to viability, Farmers National Banc Corp. has been “Standing Strong” throughout the challenging economic environment. While maintenance of cash dividends are important to us and to our shareholders, it is equally important to engage in the preservation of capital to allow for future growth strategies and expenditures such as additional FDIC special assessments and required reserves for unforeseen loan losses. It is no secret that consumers and small businesses continue to struggle given this current climate of economic uncertainty.

Banking regulators are closely monitoring the capital levels for all institutions. By regulations and analysis, they are encouraging banks to accumulate and preserve capital. Our capital ratios remain above the “well capitalized” regulatory limits published by the regulators. However, the Board of Directors and our Senior Management Team determined that building capital would better position our Company for future growth. The additional capital generated from this dividend reduction will help support our growth initiatives that are proactively planned for the next several years. It is critically important that we remain positioned to take advantage of opportunities that will continue to grow this Company.

You will soon be receiving our Annual Report for 2009. I encourage you to review that report for all the details of your Corporation’s performance and achievements attained in 2009. From an achievement perspective, we take great pride in tracking our performance when compared to our peers. Our current Holding Company peer group consists of 296 financial institutions. Based on information recently compiled by the Federal Reserve as of December 31, 2009, below are some of the key ratios that we monitor:

Category	Farmers National Banc Corp.	Peer Group
Return on Average Assets	0.61%	-0.24%

Return on Average Equity	7.39%	-4.46%

Net Interest Income/Average Earning Assets	3.86%	3.50%

Net Loan Loss to Average Total Loans	0.71%	1.32%

Non-Current Loans/Gross Loans	1.66%	3.49%

Growth Rate in Assets	15.28%	4.80%

Total Capital to Risk Weighted Assets	12.03%	13.16%

With the exception of the last ratio, our Company exceeds the performance of the peer group in each category listed above. Farmers is ranked highly among other independent rating agencies such as The Bauer Financial. Bauer’s recently ranked Farmers with an excellent rating; the highest ranking given to any financial institution in the Valley.

This Corporation is focused on implementing future market growth strategies that will increase our earnings, strengthen our capital ratios and create a stronger position for long-term shareholder value.

Thank you for your continued support as we work diligently to meet the various financial needs of our community. It is with great pride that we continue to be proactive and manage our balance sheet to reflect strength and diversity.

Sincerely,

Frank L. Paden
President & Secretary

Cautionary Statement Regarding Forward–Looking Information: Comments made in this letter include “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Farmers National Banc Corp. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.